STOCK PURCHASE AND SALE AGREEMENT




                                  by and among


                          MICHAEL J. ASSANTE as SELLER


                                       and


                            AZUREL LTD. as PURCHASER


                                       and


                         PRIVATE LABEL COSMETICS, INC.,
                            P.L.C. SPECIALTIES, INC.,
                     INTERNATIONAL COSMETIC GROUP, INC. and
                           FASHION LABORATORIES, INC.



        for all of the issued and outstanding shares of capital stock of


                         PRIVATE LABEL COSMETICS, INC.,
                            P.L.C. SPECIALTIES, INC.,
                     INTERNATIONAL COSMETIC GROUP, INC. and
                           FASHION LABORATORIES, INC.






                                  July 17, 1996



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                        STOCK PURCHASE AND SALE AGREEMENT

        STOCK PURCHASE AND SALE AGREEMENT (the "Agreement") dated July 17, 1996, by and among:

        MICHAEL J. ASSANTE (the "Seller"), an individual residing at 10 Surrey Lane, Mahwah, New Jersey 07430;

                                      and

        AZUREL LTD. (the "Purchaser"), a corporation incorporated under the laws of the state of Delaware, with its principal place of business at 509 Madison Avenue, Suite 804, New York, New York 10022;

                                      and

        PRIVATE LABEL COSMETICS, INC. ("Private Label"), a corporation with its principal place of business at 20-10 Maple Avenue, P.O. Box 235, Fairlawn, New Jersey 07410;

                                      and

        PLC SPECIALTIES, INC. ("P.L.C."), a corporation with its principal place of business at 20-10 Maple Avenue, P.O. Box 235, Fairlawn, New Jersey 07410;

                                      and

        INTERNATIONAL COSMETIC GROUP, INC. ("International"), a corporation with its principal place of business at 20-10 Maple Avenue, P.O. Box 235, Fairlawn, New Jersey 07410;

                                      and

        FASHION LABORATORIES, INC. ("Fashion Labs"), a corporation with its principal place of business at 20-10 Maple Avenue, P.O. Box 235, Fairlawn, New Jersey 07410.

                                   WITNESSETH

        WHEREAS, Private Label is a corporation duly incorporated and in good standing under the laws of the state of New Jersey, with its principal place of business at 20-10 Maple Avenue, P.O. Box 235, Fairlawn, New Jersey 07410;

        WHEREAS, P.L.C. is a corporation duly incorporated and in good standing under the laws of the state of New Jersey, with its principal place of business at 20-10 Maple Avenue, P.O. Box 235, Fairlawn, New Jersey 07410;


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        WHEREAS, International is a corporation duly incorporated and in good standing under the laws of the state of New Jersey, with its principal place of business at 20-10 Maple Avenue, P.O. Box 235, Fairlawn, New Jersey 07410;

        WHEREAS, Fashion Labs is a corporation duly incorporated and in good standing under the laws of the state of Delaware, with its principal place of business at 20-10 Maple Avenue, P.O. Box 235, Fairlawn, New Jersey 07410 (As used herein, the term the "Company" refers to each of Private Label, P.L.C., International and Fashion Labs, individually and all four companies collectively.)

        WHEREAS, Seller owns 49.7 shares of the capital stock of Private Label (the "Private Label Shares"); 49.7 shares of the capital stock of P.L.C. (the "P.L.C. Shares"); 500 shares of the capital stock of International (the "International Shares"); and 500 shares of the capital stock of Fashion Labs (the "Fashion Labs Shares"); (the Private Label Shares, P.L.C. Shares, International Shares and the Fashion Labs Shares are collectively referred to herein as the "Company Shares");

        WHEREAS, the Company Shares constitute all of the issued and outstanding capital stock of the Company;

        WHEREAS, Seller desires to sell and Purchaser desires to purchase at the Closing (as hereinafter defined) the Company Shares on the terms and conditions set forth in this Agreement;

        NOW, THEREFORE, in consideration of the premises and of the agreements set forth below, the parties hereto agree to the following:


                              I. PURCHASE AND SALE


        A. Shares to be Purchased and Sold. At the Closing and upon the terms and subject to the conditions of this Agreement, and upon the representations, warranties and covenants herein made, Seller agrees to sell, assign, transfer, convey and deliver to Purchaser, and Purchaser agrees to purchase from Seller, the Company Shares, for the Purchase Price (as hereinafter defined), free and clear of all liens, pledges, security interests, options, claims, charges and encumbrances of any kind whatsoever, together with all rights now and hereafter attaching thereto.

        B. Purchase Price.

           1. Payments. Upon the terms and subject to the conditions set forth in this Agreement, upon the representations, warranties and covenants made herein, and in exchange for the Company Shares, Purchaser hereby agrees to:


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                  (i)  pay and deliver to Seller at the Closing, by certified or bank check or wire transfer, One Hundred Twenty-Five Thousand Dollars ($125,000) (the "Initial Payment");

                  (ii) issue and deliver to Seller at the Closing a promissory note (the "Note") in the original principal amount of One Million Six Hundred Seventy-Five Thousand Dollars ($1,675,000), bearing interest at the rate of nine percent (9%) per annum, payable in nine installments with the first installment of $150,000, plus accrued but unpaid interest, to be paid on the date, if any, that a public offering of Purchaser's common stock is consummated (the "IPO"), or January 1, 1997, whichever is earlier, the second installment of $209,375, plus accrued but unpaid interest, to be paid three months thereafter, the third installment of $209,375, plus accrued but unpaid interest, to be paid six months after the second installments and each of the fourth through ninth installments of $184,375, each, plus accrued but unpaid interest, to be paid six months after the prior installment, subject to adjustment as hereinafter provided, substantially in the form set forth in
                       Exhibit I-B-1(ii);

                 (iii) issue and deliver to Seller such number of shares of the
                       Purchaser's common stock (the "IPO Shares") which, in the aggregate, are valued at Eight Hundred Fifty Thousand Dollars ($850,000), and are to be issued if and when a public offering of the Purchaser's common stock is consummated, and are to be valued at the proposed public offering price of the Company's common stock and subject to a registration rights agreement and lock-up agreement on terms similar to those executed by members of the Company's management;

                  (iv) pay and deliver to Louis DiVita ("DiVita") at the
                       Closing, on behalf of Seller, Six Thousand Two Hundred Fifty Dollars ($6,250)(the "DiVita Payment"); and

                   (v) issue and deliver to DiVita at the Closing, on behalf
                       of Seller, a promissory note (the "DiVita Note") in the original principal amount of Eighty-Three Thousand Seven Hundred Fifty Dollars ($83,750), plus accrued but unpaid interest, payable in nine installments of principal and interest, in the same proportion and on the same schedule as the Note, subject to adjustment, substantially in the form set forth in Exhibit I-B-1(v).


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                  (vi) issue and deliver to DiVita such number of shares of the
                       Purchaser's common stock (the "DiVita IPO Shares") which in the aggregate, are valued at Forty-Two Thousand Five Hundred Dollars ($42,500), and are to be issued if and when a public offering of the Purchaser's common stock is consummated, and are to be valued at the proposed public offering price, of the Company's common stock and subject to a registration rights agreement and lock-up agreement on terms similar to those executed by members of the Company's management.

               The Initial Payment, Note, IPO Shares, DiVita Payment, the DiVita Note and the DiVita IPO Shares collectively comprise the purchase price (the "Purchase Price").

           2. Adjustment. The final determination of the amounts paid or payable by the Company (the "Reduction Amount") in respect of any cost or expense, incurred subsequent to the Closing arising from or in connection with any matter relating to compliance with ISRA (as hereinafter defined) and the Environmental Remediation (as hereinafter defined), shall be made upon completion of the Environmental Remediation (the "Completion Date"). Within twenty (20) business days following the Completion Date, the original principal amount of the Note shall be reduced by an amount equal to ninety-five percent (95%) of the Reduction Amount (the "Note Reduction"), and the original principal amount of the DiVita Note shall be reduced by an amount equal to five percent (5%) of the Reduction Amount (the "DiVita Note Reduction"); provided however, that the aggregate amount of the Note Reduction and the DiVita Note Reduction shall not exceed Four Hundred Thousand Dollars ($400,000).

        C. Delivery of Shares and Payment.

           1. At the Closing:

                  (i) Seller shall cause the Company to cancel the outstanding certificates representing the Company Shares and to issue and register in the name of Purchaser, or its designee(s), and deliver such new certificates
                       (the "Certificates") representing all of the Company Shares to the Purchaser. The transfer of the Company Shares shall be duly acknowledged by the Board of Directors of the Company and registered in the records of the Company;

                  (ii) Purchaser shall deliver the Certificates, together with stock powers in blank duly endorsed for transfer, to Gersten, Savage, Kaplowitz & Curtin, LLP, as escrow agent (the "Escrow Agent"), which shall deliver the Certificates in accordance with the escrow agreement to be executed and delivered by the parties and the Escrow Agent at the Closing (the "Escrow Agreement"), which shall be substantially in the form set forth in
                       Exhibit I-C-1(ii);


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

                 (iii) Purchaser shall pay the Initial Payment and the
                       DiVita Payment to Seller and shall deliver the Note and the DiVita Note to Seller;

                 (iv) Purchaser shall contribute One Hundred Fifty Thousand Dollars ($150,000) to the working capital of the Company;

        D. Closing. The closing of the purchase and sale of the Company Shares (the "Closing") will take place at the offices of the Escrow Agent, at 575 Lexington Avenue, 27th Floor, New York, New York, 10022, on or before August 30, 1996 (the "Closing Date").


                       II. REPRESENTATIONS AND WARRANTIES

        A. Representations and Warranties of Seller and the Company. Seller and each entity comprising the Company hereby jointly and severally represent and warrant to Purchaser as follows, and acknowledge and confirm that Purchaser is relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by Purchaser or on its behalf, which shall be true as of the Closing and shall survive the Closing:

           1. Organization, Standing and Power. Each entity comprising the Company is a corporation duly organized, validly existing and in good standing under the laws of its respective state of incorporation, has all requisite corporate power and authority to own and operate its respective properties and to carry on business as now being conducted or as conducted in the past and is qualified to do business and is in good standing as a foreign corporation in each state or other jurisdiction in which the nature of its respective properties, assets or conduct of its respective business requires such qualification. Exhibit II-A-1 sets forth the date and jurisdiction of the incorporation, stockholders, and officers and directors of each entity comprising the Company and the states or other jurisdictions in which each entity comprising the Company is qualified to conduct business. The Company has no subsidiaries.

           2. Authorization. Seller and each entity comprising the Company each have the requisite power and authority to enter into this Agreement and to consummate the transaction contemplated hereby. The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby has been or will be duly authorized by all necessary action on the part of Seller and each entity comprising the Company. This Agreement has been duly executed and delivered by Seller and the Company, and constitutes a legal, valid and binding obligation of Seller and each entity comprising the Company, enforceable against Seller and each entity comprising the Company in accordance with its terms subject as to enforcement of remedies, to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally. None of the entities comprising the Company is the subject of, nor the debtor in, any pending, potential or threatened bankruptcy proceeding, voluntary or involuntary, or any similar proceeding, claim or action which could result in such an event. No consent, approval, order or authorization of, or registration, declaration or filing with any


                                     - 6 -

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governmental authority or any other party is required to be made or obtained by
Seller or any entity comprising the Company in order to execute this Agreement or fulfill the obligations provided for hereby.

           3. Compliance With Laws. Each entity comprising the Company has all permits, licenses and authorizations required by any applicable government authority or agency for the conduct of its respective business. Each entity comprising the Company has complied with the applicable laws, rules and regulations of each jurisdiction, regulatory bodies and any industry, governmental or trade organization required by law in which it conducts its respective business. Exhibit II-A-3(a) lists each of such registrations, permits, licenses, consents, approvals, memberships, authorizations and qualifications. All employees of each entity comprising the Company who are required to be licensed by any governmental authority or regulatory authority are duly licensed. Except as set forth on Exhibit II-A-3(b), each entity comprising the Company and each employee and independent contractor employed by or affiliated with each entity comprising the Company are in compliance in all respects with all laws, regulations, ordinances, orders and decrees of any authority applicable to the conduct of business of each entity comprising the Company and ownership and use of the properties of each entity comprising the Company. Except as set forth on Exhibit II-A-3(c), none of the entities comprising the Company has in the past been, nor is presently subject to any restriction on the conduct of its business imposed by any governmental or regulatory authority as a result of actions or failure to act, nor is any entity comprising the Company aware of any pending investigation or order against it or any of its respective employees, nor any circumstances which may give rise to any order or orders which could result in a formal or informal investigation which could have an adverse affect on it or its ability to conduct its respective present or proposed business.

           4.  Capital Structure and Ownership of the Company Shares.

           (a) The authorized capital stock of Private Label consists of 2,500 shares of common stock, no par value per share, of which 49.7 shares are issued and outstanding and owned by Seller (the "Private Label Shares"). At the Closing, the Private Label Shares shall constitute the only shares of Private Label's capital stock that are issued and outstanding and, other than Seller, there shall be no other individual owning any of Private Label's capital stock. Seller has good and marketable title to the Private Label Shares, free and clear of all liens, pledges, encumbrances or claims of rights of ownership whatsoever. None of the Private Label Shares are subject to any proxy, shareholders' agreement or voting trust agreement. No person has any preemptive rights or options or warrants to purchase any capital stock of Private Label. The Private Label Shares have been duly authorized and validly issued and are fully paid and nonassessable, and no personal liability will attach to the Purchaser solely by reason of being a holder of the Private Label Shares.

           (b) The authorized capital stock of P.L.C. consists of 2,500 shares of common stock, no par value per share, of which 49.7 shares are issued and outstanding and owned by Seller (the "P.L.C. Shares"). At the Closing, the P.L.C. Shares shall constitute the only shares


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of P.L.C.'s capital stock that are issued and outstanding and, other than
Seller, there shall be no other individual owning any of P.L.C.'s capital stock. Seller has good and marketable title to the P.L.C. Shares, free and clear of all liens, pledges, encumbrances or claims of rights of ownership whatsoever. None of the P.L.C. Shares are subject to any proxy, shareholders' agreement or voting trust agreement. No person has any preemptive rights or options or warrants to purchase any capital stock of P.L.C. The P.L.C. Shares have been duly authorized and validly issued and are fully paid and nonassessable, and no personal liability will attach to the Purchaser solely by reason of being a holder of the P.L.C. Shares.

           (c) The authorized capital stock of International consists of 1,000 shares of common stock, no par value per share, of which 500 shares are issued and outstanding and owned by Seller (the "International Shares"). At the Closing, the International Shares shall constitute the only shares of International's capital stock that are issued and outstanding and, other than Seller, there shall be no other individual owning any of International's capital stock. Seller has good and marketable title to the International Shares, free and clear of all liens, pledges, encumbrances or claims of rights of ownership whatsoever. None of the International Shares are subject to any proxy, shareholders' agreement or voting trust agreement. No person has any preemptive rights or options or warrants to purchase any capital stock of International. The International Shares have been duly authorized and validly issued and are fully paid and nonassessable, and no personal liability will attach to the Purchaser solely by reason of being a holder of the International Shares.

           (d) The authorized capital stock of Fashion Labs consists of 1,000 shares of common stock, no par value per share, of which 500 shares are issued and outstanding and owned by Seller (the "Fashion Labs Shares"). At the Closing, the Fashion Labs Shares shall constitute the only share of Fashion Labs' capital stock that are issued and outstanding and, other than Seller, there shall be no other individual owning any of Fashion Labs' capital stock. Seller has good and marketable title to the Fashion Labs Shares, free and clear of all liens, pledges, encumbrances or claims of rights of ownership whatsoever. None of the Fashion Labs Shares are subject to any proxy, shareholders' agreement or voting trust agreement. No person has any preemptive rights or options or warrants to purchase any capital stock of Fashion Labs. The Fashion Labs Shares have been duly authorized and validly issued and are fully paid and nonassessable, and no personal liability will attach to the Purchaser solely by reason of being a holder of the Fashion Labs Shares.

           5. Conflict with Authority, Bylaws, etc. Neither the execution, delivery, and performance of this Agreement nor the consummation of the transaction contemplated hereby in the manner herein provided will:

           (a) contravene any provision of the Certificate of Incorporation, as amended, or the Bylaws, as amended, as the case may be, of any entity comprising the Company;


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           (b)  result in a breach or violation of, conflict with, constitute a default under, result in (or create in any party the right to cause) the acceleration of any performance or any increase in any payments pursuant to,or otherwise impair, or result in the loss, revocation, suspension, forfeiture or limitation of any rights or privileges of any entity comprising the Company under any material agreement, contract, insurance policy, indenture, mortgage, lease, license, permit, right or authorization, impair the right or privilege of any entity comprising the Company to conduct its respective business, or subject any material property or asset of any entity comprising the Company to any indenture, mortgage, contract, commitment, or agreement, other than this Agreement, to which any entity comprising the Company is a party or by which the Company or its respective assets are bound;

           (c) violate any provision of law, statute, ordinance, judgment, decree, rule, regulation, order, permit, or license of any court, governmental authority applicable to any entity comprising the Company or its respective assets or business; or

           (d) result in the creation of any liens, charges, mortgages, encumbrances, upon any of the assets of any entity comprising the Company.

           6. Financial Statements. All of the notes, accounts or other receivables of each entity comprising the Company are properly reflected on the books and records of each such entity and are in their entirety valid accounts receivable arising from bona fide transactions in the ordinary course of business. Each entity comprising the Company has and maintains books and records which accurately and validly reflect its respective transactions, and such transactions are recorded therein and reflected thereon in conformity with generally accepted accounting principles consistently applied ("GAAP"). Seller has furnished to Purchaser the tentative audited annual financial statements, including the related schedules and notes of entities comprising the Company for the preceding two fiscal years and unaudited financial statements for the period through March 31, 1996 (the "Financial Statements"), which are attached hereto as Exhibit II-A-6. The Financial Statements are correct and complete and were prepared in accordance with GAAP and provide a true and accurate representation of the present and historical financial condition of each entity comprising the Company for the periods presented. Except as disclosed on Exhibits hereto, none of the entities comprising the Company has any liabilities or obligations of any nature to any shareholders, employees or independent contractors affiliated with any entity comprising the Company that are not reflected or reserved against in the Financial Statements. The accounts receivable reflected on Financial Statements and ledgers are or shall be bona fide accounts receivable created in the ordinary course of business and have been collected or are fully collectible, except as reserved for in the Financial Statements. The inventory reflected on Financial Statements and ledgers are or shall be purchased and used in the ordinary course of business in such quantities as reasonable for its intended use, except as reserved for in the Financial Statements.

           7. Absence of Undisclosed Liabilities. The liabilities of each entity comprising the Company as of the date hereof are set forth in detail on
Exhibit II-A-7. None of the entities comprising the Company, at the time of this Agreement, has nor has had any

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other liabilities or obligations of any kind, character or description not reflected on Exhibit II-A-7 or in the Financial Statements, whether accrued, absolute, contingent or otherwise.

           8. Absence of Adverse Change. Since February 16, 1996 there has been no material adverse change in the business, the financial condition, assets, inventories, liabilities, regulatory compliance, licenses, permits, or operations of each entity comprising the Company, other than changes in the ordinary course of business. For the purposes of this Agreement, "material adverse change" shall mean, any single fact or circumstance or series of related facts or circumstances which may cause a material change in the value of any entity comprising the Company, or its respective ability to conduct business in the future in a manner consistent with the prior conduct of its business.

           9. Taxes and Tax Returns. Each entity comprising the Company has filed on a timely basis, either within the original filing period or any applicable extension period relating thereto, all returns and reports of all taxes including without limitation federal and state tax returns, local tax returns, withholding tax returns, declarations of estimated tax and tax reports, or any other tax which may be required to be filed with respect to it. All information provided in such returns, filings, notices, reports and accounts is accurate, true and complete in all material respects. All taxes required to be paid by each entity comprising the Company that are or were due and payable or accrued prior to the date hereof (without regard to whether such taxes have been assessed) have been paid. Adequate provisions in accordance with generally accepted accounting principles appropriately and consistently applied to each entity comprising the Company have been made in the Financial Statements, for the payment of all taxes for which any entity comprising the Company may be liable for the periods covered thereby that were not yet due and payable as of the dates thereof, regardless of whether the liability for such taxes is disputed. Except as set forth on Exhibit II-A-9(a), each entity comprising any entity comprising the Company has in all material respects satisfied for all periods through the date hereof all applicable federal, state, municipal, foreign and local withholding tax requirements (including without limitation, income, social security and employment tax withholding for all types of compensation). There is no unpaid interest, penalty or addition to tax due or claimed to be due from, or any unpaid tax deficiency, determination, or assessment outstanding against any entity comprising the Company for which the Company is liable, or for which any basis is known to Seller or any entity comprising the Company. Except as set forth on Exhibit II-A-9(b), there are no tax liens upon, pending against, or threatened against any entity comprising the Company, or its respective assets. None of the entities comprising the Company has been advised of any taxing authority of the assessment of any deficiency or the imposition of any deficiency or the imposition of any assessment relating to such entity.

           10. Legal Proceedings. Except as identified in Exhibit II-A-10(a), there are no legal, administrative or other proceedings or governmental investigations pending or threatened, which, alone or in the aggregate, would result in money damages payable by any entity comprising the Company or which might otherwise materially adversely affect its respective condition (financial or otherwise), business, operations, prospects or properties. None of the

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entities comprising the Company is a party to any agreement or instrument or subject to any judgment, order, regulation, code or ordinance of any court or governmental body or authority, domestic or foreign, which adversely affects, or might reasonably be expected to adversely affect, its respective business, operations, prospects, properties or condition (financial or otherwise). None of the entities comprising Company has initiated any legal proceedings or any other kind of action against any individual, employee, shareholder, director or any other third party except as fully described in Exhibit II-A-10(b). Copies of all examination reports, audits, reviews or correspondence with respect to entities comprising the Company prepared by any authority have been provided to Purchaser, and no deficiency or violation was found by such authorities except as described in the respective examination reports.

           11. Employment Agreements and Contracts. Exhibit II-A-11(a) is a complete and correct list of all directors, officers, employees, independent contractors and persons employed or engaged by each entity comprising the Company or deriving any benefits from any entity comprising the Company, including therein the title, salary, description of benefits and other compensation (including any loans by any entity comprising the Company).
Except as set forth on Exhibit II-A-11(b), there are no employment, severance, termination or compensation agreements, arrangements or understandings of any entity comprising the Company, as the case may be, with any present or former stockholder, director, officer, employee, independent contractor, consultant or group of employees. Except as set forth on Exhibit II-A-11(c) all employees are terminable at will without expense or liability to any entity comprising the Company. Except as set forth on Exhibit II-A-11(d), None of the entities comprising the Company maintains or has maintained any employee benefit plans or any related trust agreements, annuity contracts, insurance contracts or other funding instruments subject to compliance with the requirements of ERISA and the Internal Revenue Code of 1986, as amended (the "Code"), or any other applicable laws, rules and regulations, or otherwise.

           12. Insurance. Each entity comprising the Company maintains adequate insurance in such amounts and against such risks as are reasonable for the conduct of its respective business, in the aggregate amounts and the amounts per individual and/or per occurrence set forth on Exhibit II-A-12. Neither Seller nor any entity comprising the Company is aware of any termination, or threat of termination, or other circumstances which would cause the failure to renew any such policies. All premiums payable under such insurance policies have been duly paid and each such insurance policy is in full force and effect at the full amount of the stated coverage. Exhibit II-A-12 sets forth each insurance policy owned by each entity comprising the Company under which each such entity or any director, officer or shareholder thereof is a beneficiary, the name of the insurer with which such policy is or was carried, the annual premium payable thereunder, the liabilities and risks covered thereunder, the amount of the coverage (including the amount of any deductible) and the period of coverage. There are no claims pending or threatened under any of said policies or disputes with underwriters thereof.

           13. Tangible Property. Exhibit II-A-13 sets forth all of the premises of and offices maintained by each entity comprising the Company, including their locations, machinery, equipment, office fixtures, furniture, computers and office supplies currently located at the premises of and offices maintained by each entity comprising the Company. Each entity comprising the Company has good and marketable title to the tangible (real and personal) assets and properties reflected in Exhibit II-A-13, in each case, free and clear of all mortgages, liens, security interests, pledges, charges and encumbrances of any nature whatsoever. All of the assets owned, leased or used by each entity comprising the Company as reflected in Exhibit II-A-13, are in good condition and repair (other than equipment, and in the case of equipment, is in good operating condition and in the aggregate is adequate to carry on the respective business of each entity comprising the Company), conform in all material respects to all applicable laws, including without limitation, laws relating to the environment and to pollution control, building and zoning laws, statutes, ordinances or regulations and no violation of any such laws, statutes, ordinances or regulations exists in respect of such assets or properties.

           14. Intangible Property. Exhibit II-A-14 sets forth all patents, patent applications, trademarks and service marks (whether registered or unregistered), trade names, brand names, copyrights and franchises owned or used by the Company, all applications for any of the foregoing, and all permits, grants and licenses or other rights running to or from any entity comprising the Company relating to any of the foregoing. Except as set forth in
Exhibit II-A-14, identified entity comprising the Company is the sole and exclusive owner or licensee of all rights set forth in Exhibit II-A-14, and except as set forth therein and as otherwise provided by law, such rights are free and clear of any attachments, liens or encumbrances. Exhibit II-A-14 also contains a brief description of each trade secret, right or other intellectual property right material to the operations of each entity comprising the Company. There are no outstanding or unresolved charges against Seller or any entity comprising the Company relating to any claim of infringement of any invention, patent, trademark, service mark, trade name, brand name, trade right or intellectual property right or copyright of any other person, and neither Seller nor any entity comprising the Company (i) has been notified of any claim of any other person relating to any of the properties listed in Exhibit II-A-14 or to any process or confidential information of any entity comprising the Company, or
(ii) knows of any basis for any such charge or claim.

           15. Environmental Matters.

           (a) Except as set forth in Exhibit II-A-15(a), each entity comprising the Company has obtained all permits, licenses and other authorizations (collectively, the "Licenses") which are required in connection with each such entity's respective business under all applicable Environm Laws (as hereinafter defined) and regulations relating to pollution or protection of the environment, including Environmental Laws and regulations relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including without limitation, ambient air, surface water, groundwater, or land) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

           (b) Except as set forth in Exhibit II-A-15(b), each entity comprising the Company is in compliance with all terms and conditions of the Licenses and is in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedul and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice (written or verbal) or demand letter issued, entered, promulgated or approved thereunder.

           (c) Except as set forth in Exhibit II-A-15(c), none of the entities comprising the Company has received any written or verbal notice of, any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which would interfere with o prevent compliance or continued compliance with any Environmental Laws or any regulations, code, order, decree, judgment, injunction, notice (written or verbal) or demand letter issued, entered, promulgated or approved thereunder, or which would give rise to any common law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation, based on or related to the manufacture, processing, storage, distribution, use, treatment, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste, by any entity comprising the Company.

           (d) Except as set forth in Exhibit II-A-15(d), there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation, investigation, or proceeding pending or threatened against any entity comprising the Company, in conne with the conduct of business of any entity comprising the Company relating in any way to any Environmental Laws or regulation, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

           (e) For purposes of this Agreement, "Environmental Laws" means collectively, all federal, state and local environmental laws, common law, statutes, rules and regulations, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Sec. 9061 et esq.), as amended, the Hazardous Materials Transportation Act (49 U.S.C. Sec 1801 et seq.), as amended, the Resource Conservation and Recovery Act (42 U.S.C. Sec. 6901 et seq.), as amended, the Federal Water Pollution Control Act (33 U.S.C. Sec 1251 et seq.), as amended, the Safe Drinking Water Act
(42 U.S.C. Sec 300f et seq.), as amended, the Clean Air Act (42 U.S.C. Sec. 7401 et seq.), as amended, the Toxic Substances Control Act (15 U.S.C. Sec 2601 et seq.), as amended, the Industrial Site Recovery Act, P.L. 1993 c.139, amending and renaming the Environmental Cleanup Responsibility Act (N.J.S.A. 13:1K-6
et seq.) ("ISRA"), the Spill Compensation and Control Act (N.J.S.A. 58:10-23.11 et seq., the Federal Emergency Planning and Community Right-to-Know Act (42 U.S.C. Sec. 11001 et seq.), as amended, any so-called "superfund" or "super-lien" law and such statutes and ordinances as may be enacted by state and local governments with jurisdiction over any real property now or ever owned or leased by any entity comprising the Company or any real property upon which any entity comprising the Company now conducts or has ever conducted its respective business and any permits, licenses, authorizations, variances, consents, approvals, directives or requirements of, and any agreements with, any governments, departments, commissions, boards, courts, authorities, agencies, officials and officers applicable to such real property or the use thereof and regulating, relating to, or imposing liability or standards of conduct concerning any pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste.

           (f) Except as set forth in Exhibit II-A-15(f), (i) At present there do not exist, and at no time since the Company acquired any premises owned, leased or used by any entity comprising the Company (the"Subject Premises") have there existed "Environmental Defects," (defined as a condition or conditions which would require remediation under any of the Environmental
Laws); (ii) Seller has no knowledge that such Environmental Defects existed prior to its purchase or occupation of the Subject Premises; (iii) there are no, and have never been, underground tanks located on the Subject Premises; (iv) Seller has at all times during its ownership or occupation of the Subject Premises disposed of all wastes, hazardous or otherwise, generated by the use of the Subject Premises in accordance; (v) Seller has not received any letter or other communication, written or oral, from any local, state or federal regulatory agency, relating to the existence of Environmental Defects at the Subject Premises; (vi) the Subject Premises and all operations conducted thereon are in compliance with all Environmental Laws; and (vii) there are no "Hazardous Substances or Hazardous Waste" on, under or about the Subject Premises. For purposes hereof, "Hazardous Substances or Hazardous Waste" are defined as any pollutant, contaminant, chemical or industrial or toxic substance, or waste, petroleum products, asbestos, urea formaldehyde, radon, polychlorinated biphenyls, flammable explosives, nuclear radioactive fuel or waste, or any other substance, waste, material, substance, pollutant or contaminant that may cause damage to human health or the environment, safety or real property and/or any substance for which the generation, manufacture, storage, treatment, or release is prohibited or regulated under any Environmental Law.

           (g) Except as set forth in Exhibit II-A-15(g). There are no existing storage tanks (both above and below ground) located at the subject Premises. All of the tanks identified on Exhibit II-A-15(g) have been registered to the extent required by applicable state and federal statutes rules and regulations as evidenced by the registration set forth on Exhibit II-A-15(g).

           16. Warranty Claims. There are no pending or threatened claims against any entity comprising the Company with respect to the operations of any entity comprising the Company or any work performed by any entity comprising the Company for any customer, including, but not limited to, any services rendered under any warranties, whether express or implied, by the customers of any entity comprising the Company, nor does there exist any basis therefor.

           17. Product Liability Claims. There are no pending or threatened product liability claims by customers of any entity comprising the Company with respect to the business or operations of the Company, any products now or previously manufactured and/or sold by any entity comprising the Company, nor does there exist any basis therefor.

           18. Customer Complaints. There are no claims or complaints against any entity comprising the Company initiated, pending or threatened by any customer with respect to the conduct of business of any entity comprising the Company.

           19. Contracts. All material contracts, agreements, assignments, licenses, commitments, loan or credit agreements, guarantees, leases, subleases, assignment and assumption of leases, mortgages, indentures and letters of credit, whether written or oral, to which any entity comprising the Company is a party or by which any of its assets are or could be bound or affected (hereinafter individually, a "Contract" and collectively, the "Contracts") are valid and in full force and effect and are set forth in Exhibit II-A-19. There are no existing defaults by any entity comprising the Company by any other party under such Contracts and no event, act or omission has occurred which (with or without notice, lapse of time or the happening or occurrence of any other event) would result in a default thereunder by any entity comprising the Company. No other party to any such Contract has asserted, verbally or in writing, the right, to renegotiate the terms or conditions of any Contract. None of the Contracts is in excess of the normal, ordinary and usual requirements of the respective business of any entity comprising the Company or at any excessive terms or prices, and, except as set forth on Exhibit II-A-19, no loss of a Contract could reasonably be expected to create a material loss or material adverse change in the business, operations or financial condition of any entity comprising the Company. True and complete copies of all contracts listed on
Exhibit II-A-19, have heretofore been furnished to Purchaser.

           20. Special Payments. There have been no special payments, other than payments made in the ordinary course of business, made by or to Seller, any entity comprising the Company, any member of the Board of Directors of any entity comprising the Company, or any customer or supplier, or employee of any customer or supplier, nor have there been any loans provided by or to Seller, any entity comprising the Company, any member of the Board of Directors of any entity comprising the Company, or any customer or supplier, or employee of any customer or supplier, to any affiliate thereof, nor does any entity comprising the Company have any business transactions with any of these persons other than in their respective roles. Except as set forth on Exhibit II-A-20, no stockholder nor any officer, director or employee of any entity comprising the Company, nor any relative of any such stockholder, officer, director or employee, is a party to or has an interest, directly or indirectly, in any contract or commitment which relates to or affects the respective business of any entity comprising the Company or by which any of its respective assets is or may be bound.

           21. Powers of Attorney. Except as specified in Exhibit II-A-21, there are no powers of attorney, limited powers of attorney, proxies or discretionary accounts in place which entitle any employee, independent contractor or the third party to deal with any account of any entity comprising the Company or which would bind any entity comprising the Company in any other way.

           22. Operation Since Balance Sheet Date. Since the Balance Sheet Date, as defined in Section IV-A-11, except as set forth in Exhibit II-A-22, each entity comprising the Company:

                (a) has operated its business substantially as it was operated prior to that date and only in the ordinary course;

                (b) has not created or otherwise become liable with respect to any indebtedness or declared or made any dividend or distribution on the capital stock of any entity comprising the Company;

                (c) has maintained or kept current its books, accounts, records, registrations, filings and payrolls in the usual, regular and ordinary course of business, consistent with standard practice and in accordance with all regulatory and statutory provisions;

                (d) has not made any capital expenditure, commitment or investment other than in the ordinary course of business; and

                (e) has not lost any customer which accounted for five percent (5%) or more of the business of any entity comprising the Company.

           23. Illegal Transactions. Except as set forth in Exhibit II-A-23, none of the entities comprising the Company has been involved in any transactions which violate any applicable local, state, federal or industry laws or regulations or has a material adverse affect on the ability of any of the entities the Company to conduct its respective business in the future.

           24. Disclosure. Neither this Agreement nor any document or written information furnished to Purchaser by Seller or any of its respective agents, employees, affiliates or representatives pursuant to this Agreement or in connection with the transaction contemplated herein, contains any untrue statement of a material fact or omits to state a fact necessary to make the statements contained herein or therein not misleading.

           25. Documents Furnished. Before the Closing, Seller will have delivered to Purchaser all documents which are set forth in Exhibit II-A-25, in each case certified by the Board of Directors of each entity comprising the Company to be complete and accurate in all respects including but not limited to:

                (a) insurance policies in force under which each entity comprising the Company is insured;

                (b) all permits and licenses held by each entity comprising the Company or by any of the Directors of any entity comprising the Company with respect to the business of each entity comprising the Company;

                (c) all audits, reviews and correspondence referring to management's accounting policies and practices between each entity comprising the Company and its respective independent accountants;

                (d) all compensation and employment agreements and any other material agreement between each entity comprising the Company and any present or former employee, independent contractor, head hunter or any other third party;

                (e) all minute books and stock transfer records of each entity comprising the Company.

           26. Minute and Stock Transfer Books. The minute books of each entity comprising the Company are correct (including signatures), complete and current in all respects and accurately reflect the corporate actions of the Board of Directors and the shareholders of each entity comprising the Company. The stock transfer books of each entity comprising the Company are correct (including signatures), complete and current.

           27.  Labor Relations.

                (a) Except as set forth on Exhibit II-A-27(a), no employees of any entity comprising the Company are covered by any collective bargaining agreement. The operation of the business of each entity comprising the Company does not contravene any collective bargaining agreement to which any entity comprising the Company is a party. None of the entities comprising the Company is engaging in, or has engaged in, any unfair labor practice; there are no complaints against any entity comprising the Company pending before the National Labor Relations Board or any similar state or local labor agency by or on behalf of any employee of any entity comprising the Company. There are no representation questions, arbitration proceedings, labor strikes, slow-downs or stoppages, or other labor troubles pending or threatened with respect to the employees of any entity comprising the Company. Except as set forth on
Exhibit II-A-27(a), there are no grievances asserted which might have a material adverse effect upon the respective business, operations or financial condition of any entity comprising the Company, nor is there pending any arbitration proceeding arising out of or under any labor agreement or arrangement. True and complete copies of all agreements listed on Exhibit II-A-27(a) have heretofore been furnished to Purchaser.

                (b) Each entity comprising the Company has complied in all material respects with applicable laws (including, without limitation, ERISA), rules and regulations relating to employment matters including without limitation those relating to wages, hours, discrimination, pay of social security and similar taxes. There are no charges or complaints filed against any entity comprising the Company which are pending before the Equal Employment Opportunity Commission, or any similar state agency.

                (c) Each entity comprising the Company has made all union and employee benefit payments as scheduled to be paid and has properly withheld income taxes and payroll taxes and remitted them to appropriate government agencies through the first quarter of 1996.

           28. Employee Benefit Plans. Except as set forth in Exhibit II-A-28, none of the entities comprising the Company has any employee benefit plan in place. Each employee benefit plan listed on Exhibit II-A-28 and any related trust agreements, annuity contracts, insurance contracts or other funding instruments are currently, and have been in the past, in compliance with the requirements of ERISA and the Internal Revenue Code of 1986, as amended (the "Code"), and all other applicable laws, rules and regulations, as to the form, operation and administration of such plans. All reports, notices and applications relating thereto required by any government agency have been timely filed. All contributions required to be made on or before the date of this Agreement to each employee benefit plan under the terms of such plan, ERISA, the Code or other applicable law have been timely made. Seller has delivered to Purchaser the most recent actuarial valuation reports with respect to the qualified defined pension plans sponsored by any entity comprising the Company (if any).

           29. Bank Accounts. Exhibit II-A-29 sets forth the names and locations of all banks, depositories and other financial institutions in which any entity comprising the Company has an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto.


        B. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller as follows, and acknowledges and confirms that Seller is relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by Seller or on its behalf:

           1. Organization, Standing and Power. Purchaser represents and warrants that it is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware.

           2. Authorization. Purchaser represents and warrants that it has the requisite corporate power and authority to enter into this Agreement and to consummate the transaction contemplated hereby. The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally. Purchaser is not the subject of, or the debtor in, any pending, potential or threatened bankruptcy proceeding, voluntary or involuntary, or any similar proceeding, claim or action which could result in such an event. No consent, approval, order or authorization of, or registration, declaration or filing with any authority or any third party is required to be made or obtained by Purchaser in order to execute this Agreement or fulfill the obligations provided for hereby.

        3. Conflict with Authority, Bylaws, etc. Neither the execution, delivery, and performance of this Agreement nor the consummation of the transactions contemplated hereby in the manner herein provided will:

           (a) contravene any provision of the Certificate of Incorporation, as amended, or the Bylaws, as amended, as the case may be, of the Purchaser;

           (b) result in a breach or violation of, conflict with, constitute a default under, result in (or create in any party the right to cause) the acceleration of any performance or any increase in any payments pursuant to, or otherwise impair, or result in the loss, revocation, suspension, or forfeiture of any rights or privileges of the Purchaser under any agreement, contract, indenture, mortgage, lease, license, permit or authorization, or subject any property or asset of the Purchaser to any indenture, mortgage, contract, commitment, or agreement, other than this Agreement, to which the Purchaser is a party or by which the Purchaser, or its assets are bound, which would have a material adverse effect on the business or operations of the Purchaser;

           (c) violate any provision of law, statute, ordinance, judgment, decree, rule, regulation, order, permit, or license of any court, governmental authority or arbitrator applicable or relating to the Purchaser or its respective assets or business, which would have a material adverse effect on the business or operations of the Purchaser; or

           (d) result in the creation of any liens, charges, mortgages, encumbrances, upon any of the assets of the Purchaser pursuant to the provisions of any of the foregoing, which would have a material adverse effect on the business or operations of the Purchaser.

                                 III. COVENANTS

        A. Access to Records and Properties of the Company.

           1. Between the date of this Agreement and the Closing, Seller and the Company shall give to Purchaser and its agents and representatives, including but not limited to its accountants, attorneys and consultants, such access to the premises, books and records of the Company, and to cause the officers and employees of the Company to furnish such financial and operating data and other information with respect to the Company, as Purchaser shall from time to time reasonably request in a manner so as not to interfere with the ordinary course of business of the Company.

           2. In the event the sale and purchase contemplated herein shall not be consummated, Seller, the Company and Purchaser shall treat as confidential all documents, materials and other information which they shall have obtained regarding Seller, the Company or Purchaser during the course of the negotiations leading to the transaction contemplated hereby, the investigation of the Company or Purchaser, and the preparation of this Agreement, and shall return all copies of non-public documents and materials which have been furnished in connection therewith. However, nothing contained herein shall prohibit Seller, the Company or Purchaser from:

           (a) using such documents, materials and other information in connection with any action or proceeding brought or any claim asserted by Seller, the Company or Purchaser in respect of any breach of any representation, warranty or covenant made pursuant to this Agreement; or

           (b) supplying or filing such documents, materials or other information (i) to federal, state or local government, agency or authority to the extent required in connection with the obtaining of any other consent, waiver, amendment, modification, approval, authorization, permit or license which may be necessary to effectuate this Agreement and to consummate the transactions contemplated hereby or (ii) to the extent required under legal process by subpoena or other court order.

        B. Operation of the Company Prior to Closing. From the date hereof until Closing, except as otherwise expressly contemplated by this Agreement or to the extent that Purchaser shall otherwise expressly consent in writing, the Company shall conduct its business as presently operated and solely in the ordinary course, and, consistent with such operation, the Company:

           1. shall not effect any amendment to the Company's Certificate or Articles of Incorporation or Bylaws;

           2. shall not change the Company's corporate name or permit the use thereof by any other person;

           3. except for matters expressly permitted under this Agreement, shall not pay or agree to pay to any employee, officer, or director of the Company, compensation that is in excess of the current compensation level of such employee, officer, or director, except for annual increases in the ordinary course of business consistent with prior practices and consistent with bonus and commission policies in effect on the date of this Agreement;

           4. shall not merge or consolidate the Company with any other corporation, association, partnership, joint venture or other entity or allow it to acquire or agree to acquire any corporation, association, partnership, joint venture, or other entity;

           5. shall not sell, transfer, or otherwise dispose of any assets of the Company, except in the ordinary course of business consistent with prior practices;

           6. shall not create, incur, assume, or guarantee any indebtedness for money borrowed except in the ordinary course of business, or create or suffer to exist any mortgage, lien, or other encumbrance on any of its properties or assets, real or personal, except those in existence on the date hereof;

           7. shall not make any capital expenditure, or series of related capital expenditures, in excess of $50,000 not previously approved by Purchaser;

           8. shall not declare or pay any dividends on or make any distributions of any kind with respect to any of its capital stock;

           9. shall maintain the facilities, assets, and properties of the Company in good operating repair, order, and condition, reasonable wear and tear excepted, and to notify Purchaser immediately upon any loss of, damage to, or destruction of any of the assets of the Company;

           10. shall maintain in full force and effect with respect to the assets, employees and business of the Company, all present insurance coverage of the types and in the amounts as are in effect as of the date of this Agreement and to apply the proceeds received under any such insurance policy or as a result of any loss or destruction of or damage to any assets of the Company to the repair or replacement of such assets;

           11. shall use its best efforts to preserve the present employees, reputation and business organization of the Company, and the relationship of the Company with its customers and others having business dealings with it;

           12. shall not permit the issuance of any additional shares of the capital stock of the Company or take any action affecting the capitalization of the Company;

           13. shall refrain from taking any action, and not suffer to exist any event or occurrence, which would render any representation and warranty contained herein inaccurate in all material respects at any time between the date hereof and the Closing, including as of the Closing, and to promptly advise Purchaser of any breach of any representation and warranty, covenant, condition or obligation of Seller hereunder;

           14. shall comply with and not be in default or violation under any law, regulation, decree or order applicable to the business, operations or assets of the Company; and

           15. shall not enter into any contract or arrangement which obligates the Company to expend more than $50,000, except in the ordinary course of business.

        C. Fulfillment of Remedial Action Workplan Following the Closing. If in connection with Seller obtaining ISRA Compliance (as described in Section IV-A-2 hereof) with respect to the transactions contemplated by this Agreement, Seller and the Company receive the required approval of a completed remedial action workplan relating to any required remedial action (the "Environmental Remediation"), Seller shall take all necessary action to complete and satisfy all conditions of such remedial action workplan or before August 1, 1996. All fees and expenses incurred and paid by the Company in connection with complying with ISRA and completing the

Environmental Remediation shall be included in the calculation of the Reduction Amount described in Section I-B-2 hereof.

        D. Consents and Notices. Promptly after the date hereof, Seller, the Company and Purchaser shall use their best efforts to obtain all consents, waivers, approvals and authorizations which may be necessary to effectuate this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof, or to continue in effect and to assure that the Company shall continue to be entitled to all of the benefits of the Contracts and access to the bank accounts of the Company, and shall give all notices to third parties required to be given by the Company in contemplation and as a result of the transactions contemplated by this Agreement. Seller and the Company shall promptly advise the Purchaser of any difficulties encountered by the Company in obtaining any such consents, waivers, approvals and authorizations.

        E. Competing Transactions. Seller, the Company and Purchaser shall not take any action, directly or indirectly, to cause, promote, negotiate or authorize any transaction competing or interfering with the transaction contemplated by this Agreement, including without limitation any merger, consolidation or reorganization, acquisition or disposition of assets of the Company, except in the ordinary course of business.

        F. Best Efforts to Satisfy Conditions. Seller, the Company and Purchaser shall use their best efforts to cause the obligations contained in Section IV to be satisfied to the extent that the satisfaction of such conditions is in the control of such entity; however, the foregoing shall not constitute a limitation upon the covenants and obligations of the parties hereto otherwise set forth in this Agreement.

        G. Restriction on Transfer. From the date hereof until Closing, Seller and the Company shall not without the written consent of Purchaser sell, assign, pledge, donate, transfer or otherwise dispose of the Company Shares or permit any shares of the capital stock of the Company to be sold, assigned, pledged, donated, transferred or otherwise disposed of or enter into any agreement in which the Seller or the Company agree to take such action.

        H. Public Disclosure. No press release or public disclosure, either written or oral, of this Agreement or the transaction contemplated hereby shall be made by any party except with the prior written consent of the other, or except as may be required by applicable law.

        I. Seller's Guaranty. Purchaser and the Company shall, with the assistance of Seller, at the consummation of the IPO have Seller released from his obligations under a certain guaranty in favor of Finova Capital Corporation. Pending said release, the Company shall enter into no additional corporate loan agreements, without the prior written consent of Seller.

                            IV. CONDITIONS TO CLOSING

        A. Conditions to Purchaser's Obligations. The commitment of Purchaser to perform its obligations under this Agreement are subject to the satisfaction of the following conditions and covenants on or before the Closing, unless waived in writing by Purchaser:

           1. Representations and Warranties. The representations and warranties made by Seller and the Company in this Agreement and in all agreements and instruments executed hereto and in connection with the closing of all transactions hereunder shall be true and correct at and as of the Closing (except as affected by the transaction contemplated herein) with the same force and effect as though such representations and warranties had been made at and as of such date.

           2.   ISRA Compliance.

                (a) Seller and/or the Company shall have received from the New Jersey Department of Environmental Protection and Energy or its successor ("DEPE"), on or before the Closing Date, either: (i) a nonapplicability letter; (ii) a de minimis quantity exemption; (iii) a no-action letter or an unconditional approval of Seller's negative declaration; or (iv) approval of Seller's completed remedial action workplan; for which Seller shall promptly apply pursuant to ISRA and the regulations promulgated thereunder.

                (b) In no event shall Seller's and/or the Company's negative declaration, remedial action workplan or any required remediation under ISRA involve or permit any engineering or institutional controls, at, under or about the subject Premises or any part thereof including without limitation capping, a notice of contamination recorded on the record, any use or access restrictions or the posting of signs. Any soil remediation shall be to residential standards.

                (c) Receipt by the Seller and/or the Company of ISRA approval pursuant to a clean-up deferral, a remediation already in progress waiver, an underground storage tank waiver or a minimal environmental concern determination shall not satisfy Seller's and/or the Company's obligation to obtain ISRA approval under this Agreement.

                (d) To enable the Purchaser the monitor the Seller's and/or the Company's compliance with ISRA, the Seller and/or the Company shall promptly provide the Purchaser with a copy of all notices, correspondence, submissions, reports, sampling results, negative declarations an remedial action workplans which it intends to submit or receives from the DEPE or any other relevant party including, but not limited to its consultants and engineers, related to the Seller's and/or the Company's compliance with ISRA prior to submission.

                (e) Seller and/or the Company shall notify Purchaser in advance of all meetings scheduled between Seller, Seller's representatives, or representatives of the Company and the DEPE or any other governmental agency, and Purchaser and Purchaser's representatives shall have the right, but not the obligation, to attend and participate in all such meetings.

           3.   Other Agreements

                   (i) Employment Agreement. Purchaser shall enter into a three (3) year employment agreement with Seller pursuant to which Seller will act as president of the Company for a period of three (3) years following the Closing for an annual salary of One Hundred Ninety Five Thousand Dollars ($195,000) with a two (2) year renewal at the option of Seller which agreement shall provide for annual bonuses payable to Seller and equal to 10% of the Company's net profits in excess of $500,000 per year (before deducting interest and taxes, but after deducting depreciation and amortization) based on the Company's audited financial statements, for each of calendar year 1997, 1998 and 1999 and payable within thirty days of the completion of the audit for each said calendar year. The Company shall employ Denise Assante for a period of three (3) years following the Closing, at an annual salary of Fifty-five Thousand Dollars ($55,000), plus a monthly car allowance of $650 and reimbursement of reasonable automobile insurance expenses. Said arrangement may be extended for an additional two (2) years at the option of Denise Assante and shall be terminable for death, inability to perform, just cause or disability as such terms are used in the employment agreement with Purchaser provided for above.

                   (ii) Escrow Agreement. Seller and Purchaser shall enter into the Escrow Agreement described in Section I-C-1(ii), regarding the terms and conditions of the release of the Company Shares to Purchaser.

           4. Opinion of Company's Counsel.   Purchaser shall have received
from James A. Russo, Esq., counsel to the Company an opinion dated as of the Closing, in form and substance satisfactory to Purchaser, to the effect that, among other things, the following statements are true as of the Closing:

           (a) Each entity comprising the Company is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, has all requisite corporate power and authority to own and operate its properties and to carry on business as now being conducted or as conducted in the past and is qualified to do business and is in good standing as a foreign corporation in each state or other jurisdiction in which the nature of its properties, assets or conduct of its business requires such qualification.

           (b) Seller and the Company have the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly author by all necessary action on the part of Seller and the Company. This Agreement has been duly executed and delivered by Seller and the Company, and constitutes a legal, valid and binding obligation of Seller and the Company, enforceable against Seller and the Company in accordance with its terms subject as to enforcement of remedies, to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally.

           (c) After due inquiry and to the best of counsel's knowledge, the Company has all permits, licenses and authorizations required by any applicable government authority or agency for the conduct of its business and the Company has complied with the applicable laws, rules and regulations of each jurisdiction, regulatory bodies and any industry, governmental or trade organization required by law in which it conducts its business.

           (d) There is no action, lawsuit, claim, proceeding, or investigation pending or threatened against, by or affecting Seller or the Company which if decided adversely against Seller or the Company would have a material adverse affect upon the business or financial condition of the Company or which would prohibit consummation of this Agreement. To the knowledge of such counsel, neither Seller nor the Company is in default with respect to any order, writ, injunction, or decree of any court or of any federal, sate, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting or relating to the Company.

           In giving such opinion, such counsel may rely, as to matters of fact, upon certificates of public officials and officers of the Company and, as to matters of law, upon the opinions of other counsel satisfactory to him, provided that such counsel shall state that they believe that th are justified in relying upon such certificates and opinions and deliver copies thereof to Purchaser prior to the Closing Date.

           5. Officer's Certificate. Purchaser shall have received from the Seller and the Company on or prior to the Closing, a certificate dated as of the Closing Date (i) evidencing compliance with Section III hereof, and (ii) certifying that the representations and warranties contained in Section II hereof are true and correct in all respects.

           6. Performance of Obligations. Seller and the Company shall have performed all obligations, covenants and agreements to be performed by them under this Agreement on or prior to the Closing.

           7. Approvals and Consents. All approvals and consents necessary for the transactions contemplated by this Agreement, including but not limited to approval by the entities discussed in Section III hereof, shall have been obtained and evidence thereof shall be satisfactory to Purchaser.

           8. Outstanding Obligations. Except as set forth in Exhibit IV-A-8, as of the Closing Date, the outstanding obligations of the Company shall be currently paid. These obligations include, but shall not be limited to, rent, indebtedness for money borrowed and utilities. At Purchaser's request, Seller and the Company shall produce written evidence that the Company has satisfied such obligations.

           9. Resignations. Seller and the Company shall cause those members of the Board of Directors and executive officers of the Company other than Seller, so requested by Purchaser to resign at or prior to the Closing.

           10. Instruments and Documents. All instruments and documents delivered in connection with the transaction contemplated hereby and relating thereto shall be reasonably satisfactory in form and substance to Purchaser and its counsel and consistent with this Agreement.

           11. Financial Statements and No Change In Financial Condition. Seller shall have delivered to Purchaser the balance sheets of the Company as of the last day of the month immediately preceding the Closing, and the related statements of income and retained earnings and of cash flows for the period beginning on January 1, 1996, and ending on the date of such balance sheet, (together with related notes and schedules), certified by the Company and the chief financial officer of the Company (the "Balance Sheet Date"). Such financial statements shall be prepared in a manner consistent with the manner in which the Financial Statements shall have been prepared. Neither the business, operations or financial condition of the Company as of the Closing Date shall have changed in a materially adverse manner from that reflected in the financial statements as of the Balance Sheet Date.

           12. Competing Transactions. There shall not have been made, or publicly proposed to be made, by any person (other than Purchaser, its officers, directors and affiliates) a transaction competing or interfering with the transaction contemplated hereby, including without limitation any competing merger, consolidation or reorganization (whether for cash, securities or other property), acquisition of assets, tender offer or exchange offer.

           13. Completion of Due Diligence. The results of Purchaser's financial, business, legal and environmental review of the Company, its financial condition, regulatory status, prospects, and due diligence materials or disclosure documentation and information reasonably requested by Purchaser regarding, but not limited to, those items outlined on the exhibits comprising a part of this Agreement, shall have been completed satisfactorily to Purchaser, in its sole discretion.

If the conditions to Closing are not met by the Closing Date, Purchaser, in its sole discretion, may rescind the Agreement, proceed with the Closing of the Agreement, or allow an additional period of time for Seller and/or the Company to remedy the conditions before proceeding with either of the above options. In the event that Purchaser decides to rescind the Agreement, the Company hereby agrees to repay previous advances made by Purchaser to the Company in the aggregate amount of $680,000, by issuing a promissory note in the original principal amount of $680,000 in favor of Purchaser, bearing interest at the rate of 8 3/4% per annum, payable in six (6) equal quarterly installments.

        B. Conditions to Seller's and the Company's Obligations. The commitment of Seller and the Company to perform their respective obligations under this Agreement are subject to the satisfaction of the following conditions and covenants on or before the Closing, unless waived in writing by Sellers:

           1. Representations and Warranties. The representations and warranties made by Purchaser in this Agreement shall be true and correct at and as of the Closing with the same force and effect as though such representations and warranties had been made at and as of such date.

           2. Performance of Obligations. Purchaser shall have performed all obligations, covenants and agreements to be performed by it under this Agreement on or prior to the Closing.

           3. Approvals and Consents. All approvals and consents necessary for the transaction contemplated by this Agreement, including, but not limited, to approval by the entities discussed in Section III-C hereof, shall have been obtained and evidence thereof shall be satisfactory to Seller.

           4. Instruments and Documents. All instruments and documents delivered in connection with the transactions contemplated hereby and relating thereto shall be reasonably satisfactory in form and substance to Sellers and their counsel and consistent with this Agreement.


                               V. INDEMNIFICATION

        A. Indemnification by Seller and the Company. Seller and the Company jointly and severally hereby agree to indemnify and hold harmless Purchaser and the Company against all losses, liabilities, costs, damages and expenses (including reasonable attorney's fees) incurred by Purchaser resulting from, arising out of or connected with:

           1. all undisclosed liabilities of the Company of any nature, whether accrued, absolute, contingent or otherwise, existing at Closing;

           2. any damage or deficiency resulting from any material breach of the representations and warranties of Seller or the Company contained in this Agreement or any instrument furnished to Purchaser hereunder, any material misrepresentation or omission, material breach of warranty, material nonfulfillment of any agreement on the part of Seller or the Company under this Agreement or from any misrepresentation in or omission from any certificate, document or other instrument furnished or to be furnished to Purchaser hereunder;

           3. the material nonfulfillment of any agreement or covenant made by Seller or the Company in this Agreement or in any instrument furnished by Seller or the Company to Purchaser hereunder or in connection with the Closing.

           4. all actions, suits, proceedings, demands, assessments, judgments, costs, (including reasonable attorney's fees) and expenses incident to any of the foregoing.

        Seller and the Company agree, jointly and severally, to reimburse Purchaser for any amounts as to which the indemnity relates, from time to time, on demand.

        B. Claims.

           1. If it shall be determined in accordance with this Section V that the Seller and/or the Company is required to indemnify the Purchaser for any claim, judgment and expenses (including attorneys' fees) relating to any litigation by a court of competent jurisdiction or as a result of a settlement approved by the Purchaser, the amount of such indemnification shall be paid by the Seller and the Company, jointly and severally, from time to time, on demand, for any amounts as to which the indemnity relates.

           2. In the event of a determination of the amount of any indemnification pursuant to this Section V, the Purchaser shall give the Seller and/or the Company written notice of the existence of any claim by the under this Agreement and shall give written notice of the amount of loss or damage relating to any such claim within sixty (60) days after the Purchaser has actual notice thereof in the case of any claim made by a third party of which the Purchaser has no reason to know. The Purchaser shall give the Seller and/or the Company notice before settling any claim for which the Purchaser expects to be reimbursed by the Seller and/or the Company in whole or in part, and the Seller and/or the Company shall have the right to participate in the defense of any such claim at their own expense.


                             VI. GENERAL PROVISIONS

        A. Entire Agreement. This Agreement, and any agreements specifically referred to herein, constitute the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof.

        B. Survival of Representations, Warranties and Agreements. Notwithstanding any investigation conducted or notice or knowledge obtained by or on behalf of any party hereto, each representation and warranty in this Agreement and in the Exhibits and certificates delivered pursuant to this Agreement and each agreement or covenant in this Agreement which does not by its own terms expire on or prior to the Closing, shall survive the Closing without limitation as to time.

        C. Descriptive Headings. Descriptive headings used in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

        D. Notices. All notices or other communications which are required or permitted hereunder, shall be in writing and shall be sufficient if delivered or mailed by registered or certified mail, postage prepaid, or by overnight courier, or faxed (but then confirmed by mailing of the original by registered or certified mail, or overnight courier) at the following addresses or as the appropriate party may advise each other hereto in writing:


                To the Purchaser:

                                AZUREL LTD.
                                509 Madison Avenue, Suite 804
                                New York, New York 10022

                                Attention:  Constantine Bezas, President

                With a copy to:

                                GERSTEN, SAVAGE, KAPLOWITZ & CURTIN, LLP
                                575 Lexington Avenue, 27th Floor
                                New York, New York  10022

                                Attention:  Wesley C. Fredericks, Jr., Esq.


                To the Seller:

                                Michael J. Assante
                                10 Surrey Lane
                                Mabwah, New Jersey 07430

                With a copy to:

                                James A. Russo, Esq.
                                45 Essex Street
                                Hackensack, New Jersey 07601

                To the Company:

                                Private Label Cosmetics, Inc.
                                20-10 Maple Avenue
                                P.O. Box 335
                                Fairlawn, New Jersey 07410

                With a copy to:

                                James A. Russo, Esq.
                                45 Essex Street
                                Hackensack, New Jersey 07611


        E. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

        F. Binding Nature: Assignment. This Agreement is binding upon, and inures to the benefit of the parties hereto and their respective heirs, successors and assigns, only. There are no third party beneficiaries to this Agreement. This Agreement may not be assigned by Seller and the Company on the one hand, or Purchaser, on the other hand, without the prior written consent of Purchaser or Seller and the Company, respectively.

        G. Exhibits and Documentation. All Exhibits annexed hereto and all documentation referred to herein, are incorporated in and made a part of this Agreement as if set forth herein. Any matter disclosed on any documentation herein or Exhibit hereto shall be deemed also to have been disclose on any other applicable documentation referred to herein and/or Exhibit hereto, as the case may be.

        H. Expenses. Seller, the Company and Purchaser shall each be responsible for their respective expenses in connection with the transaction contemplated hereby, including but not limited to attorneys fees, except that Purchaser shall pay the attorneys fees of Seller as follows: up to $25,000 in cash and such number of Shares of Purchaser's common stock which in the aggregate are valued at Seven Thousand Five Hundred Dollars ($7,500) if and when a public offering of the Purchaser's common stock is consummated, and which are to be valued at the proposed public offering price of the Company's common stock and subject to a registration rights agreement and lock-up agreement on terms similar to those executed by members of the Company's management.

        I. Waivers and Amendments. Any waiver of any term or condition of this Agreement, or any amendment or supplementation of this Agreement, shall be effective only if in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a party's rights hereunder at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

        J. Severability of Provisions. If any provision or any portion of any provision of this Agreement or the application of any such provision or any portion thereof to any person or circumstance, shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement, or the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby.

        K. Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of New York.

        L. Brokerage Fees. Seller and the Company represent and warrant to Purchaser that they have no obligation or liability to any broker or finder by reason of the transactions which are the subject of this Agreement. Seller agrees to indemnify Purchaser against and to hold Purchaser harmless from, at all times from and after the date hereof all claims for brokerage fees, commissions, or other finders fees or commissions of any person with respect to this Agreement and the transaction contemplated hereby to the extent such services were purportedly rendered by or on behalf of Seller or the Company. Purchaser represents and warrants to Sellers that, other than with respect to the fees of V.A.N. Marketing Ltd., it has no obligation or liability to any broker or finder by reason of the transactions which are the subject of this Agreement. Purchaser agrees to indemnify Seller against and to hold Seller harmless from, at all times from and after the date hereof, all claims for brokerage fees, commissions, or other finders' fees or commissions of any person with respect to this Agreement and the transaction contemplated hereby to the extent such services were purportedly rendered to or on behalf of Purchaser.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                AZUREL LTD.


                                By:  /s/ Gerard Semhon
                                     Name: Gerard Semhon
                                     Title: Chairman / CEO

                                MICHAEL J. ASSANTE


                                /s/ Michael J. Assante


                                PRIVATE LABEL COSMETICS, INC.


                                By: /s/ Michael J. Assante
                                    Name:  Michael J. Assante
                                    Title: President


                                P.L.C. SPECIALTIES CORP.


                                By: /s/ Michael J. Assante
                                    Name:  Michael J. Assante
                                    Title: President


                                INTERNATIONAL COSMETIC GROUP, INC.


                                By: /s/ Michael J. Assante
                                    Name:  Michael J. Assante
                                    Title: President


                                FASHION LABORATORIES, INC.


                                By: /s/ Michael J. Assante
                                    Name:   Michael J. Assante
                                    Title:  President

                                    EXHIBITS

        I-B-1(ii)       The Note

        I-B-1(v)        The DiVita Note

        I-C-1(ii)       Escrow Agreement

        II-A-1          Incorporation and Authorizations to Do Business
        II-A-3(a)       Licenses, Approvals, Registration, etc.
        II-A-3(b)       Non-Compliance
        II-A-3(c)       Investigations
        II-A-6          Financial Statements
        II-A-7          Assets and Liabilities
        II-A-9(a)       Tax Non-Compliance
        II-A-9(b)       Tax Liens
        II-A-10(a)      Legal Proceedings Against Company
        II-A-10(b)      Company Initiated Legal Proceedings
        II-A-11(a)      Employees, Consultants, etc.
        II-A-11(b)      Employment Agreements
        II-A-11(c)      Employee Information
        II-A-11(d)      Employee Benefit Plans
        II-A-12         Insurance
        II-A-13         Tangible Property
        II-A-14         Intangible Property
        II-A-15(a)      Licenses
        II-A-15(b)      Non Compliance with Licenses
        II-A-15(c)      Environmental - Notices
        II-A-15(d)      Environmental - Actions
        II-A-15(f)      Environmental Defects
        II-A-15(g)      Storage Tanks
        II-A-19         Contracts
        II-A-20         Special Payments
        II-A-21         Powers of Attorney
        II-A-22         Operation since Balance Sheet Date
        II-A-23         Illegal Transaction
        II-A-25         Documents
        II-A-27(a)      Collective Bargaining Agreements/Labor Grievances
        II-A-28         Employee Benefit Plans
        II-A-29         Bank Accounts
        IV-A-8          Outstanding Obligations